Exhibit 21.1

SUBSIDIARIES OF FULGENT GENETICS, INC.

As of immediately following completion of the Reorganization

(as defined in the registration statement to which this list of subsidiaries is filed as an exhibit)

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Fulgent Therapeutics LLC	California